ARENA PHARMACEUTICALS, INC.
2021 LONG-TERM INCENTIVE PLAN
OPTION GRANT NOTICE
Arena Pharmaceuticals, Inc. (the “Company”) hereby grants to Participant an Option under the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock (the “Shares”) set forth below at the exercise price set forth below. This Option is subject to all of the terms and conditions set forth in this Option Grant Notice (the “Grant Notice”) and in the Option Agreement (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.
Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:
Type of Grant:    Nonstatutory Stock Option
Exercise Schedule:    Same as Vesting Schedule
Vesting Schedule:     Subject to Section 1 of the Agreement, this Option will vest as follows: [___________].
Payment:     By one or a combination of the following items (as described in the Agreement):
    By cash, check, bank draft or money order payable to the Company
    Pursuant to a Regulation T Program if the Common Stock is publicly traded
    Subject to the Company’s consent at the time of exercise, by delivery of already-owned Shares if the Common Stock is publicly traded
    Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Option and supersede all oral and written agreements, promises and/or representations regarding this Option, with the exception of any written agreement, plan or other arrangement (regardless of whether entered into or established before, concurrently or after the Date of Grant) of the Company or an Affiliate that is applicable to Participant, to the extent such an agreement, plan or other arrangement provides a greater benefit to Participant and otherwise does not cause this Option to fail to be exempt from, or comply with, the provisions of Section 409A of the Code. By accepting this Option, Participant consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Participant’s acceptance of this Option, and Participant’s acknowledgement and agreement with the terms set forth in this paragraph, will be evidenced by Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company.

ARENA PHARMACEUTICALS, INC. By: Signature Title: Date:	PARTICIPANT Signature Date: